EXHIBIT 3

SHARE PURCHASE AGREEMENT

THIS AGREEMENT is made as of February 2, 2005

AMONG:

BOW RIVER CAPITAL FUND LP, a Delaware limited partnership ("BRCF"), of 1490 Lafayette Street, Denver, Colorado, 80218

And

BOW RIVER CAPITAL FUND II LP, a Delaware limited partnership ("BRCF II"), of 1490 Lafayette Street, Denver, Colorado, 80218

AND:

BG CAPITAL GROUP LTD., a Bahamas corporation, of Slot #2000 A.P. 59223, Nassau, Bahamas ("Purchaser")

WHEREAS:

A.     BRCF is the legal and beneficial owner of 69,596 shares of Common Stock in The Neptune Society, Inc., a Florida corporation (the "Company") and BRCF II is the legal and beneficial owner of 169,019 shares of Common Stock in the Company (collectively, the "Neptune Shares");

B.     BRCF and BRCF II (collectively, the "Sellers") desire to sell and the Purchaser desires to purchase the Neptune Shares on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.     Sale. Subject to the terms and conditions hereof, the Sellers shall sell, assign and transfer the Neptune Shares, free from any and all encumbrances, and the Purchaser shall purchase the Neptune Shares, free from any and all encumbrances, for the aggregate price of $703,790.51 ($205,272.11 to BRCF and $498,518.40 to BRCF II) (the "Purchase Price").

2.     Payment of Purchase Price. The Purchase Price shall be payable by the Purchaser to the Sellers by wire transfer at the Closing (as defined below), as directed by the Sellers.

3.     Closing. The purchase and sale of the Securities shall take place at a closing (the "Closing"). The Closing shall take place concurrently with the execution and delivery of this Agreement by the Sellers and the Purchaser provided that all conditions precedent to the Closing shall have been satisfied by such date.

4.     Deliveries at Closing. At the Closing,

4.1     The Purchaser shall deliver to the Sellers or its designee by wire transfer an amount equal to each Seller's portion of the Purchase Price; and

4.2     Sellers shall deliver to the Purchaser the stock certificates representing the Neptune Shares, duly endorsed for transfer or accompanied by a Stock Power in blank or share transfer forms as applicable, along with a medallion guaranty, or notarization, of the signature for each stock certificate, and any other documents reasonably required by the Purchaser evidencing the transfer of the Neptune Shares from Sellers to Purchaser.

4.3     Sellers shall deliver a certified copy of resolutions or written consents of the board of directors of each of the Sellers consenting to and approving the sale of such Sellers' Neptune Shares contemplated by this Agreement.

4.4     Each Seller shall deliver an executed copy of Exhibit A attached to this Agreement confirming that each of the Seller's warranties and representations set forth in this Agreement, are true, accurate and complete as of the Closing.

4.5     Sellers shall deliver an executed direction, directing the Purchaser where to pay the Purchase Price.

4.6     Sellers shall deliver an executed Letter of Instruction to Interwest Stock Transfer Co., in the form attached hereto as Exhibit B.

5.     Representations and Warranties of the Sellers. Each Seller represents and warrants to the Purchaser as follows:

5.1     Neptune Shares. Such Seller has not granted any third party any rights, options, conversion rights, warrants or agreements for the purchase or acquisition of the Neptune Shares from such Seller. Purchaser acknowledges that the Sellers are the holders of warrants to acquire 666,667 shares of Common Stock of the Company (the "Warrants"), and neither the Warrants nor the shares issuable upon the exercise of the Warrants (the "Warrant Shares") are being offered for sale hereunder or otherwise subject to the provisions of this Agreement. The Neptune Shares constitute all of the Common Stock of the Company, or rights, options, conversion rights, warrants or agreements for the purchase or acquisition of the Common Stock of the Company, legally and beneficially owned by the Sellers, or any "affiliate" of the Sellers as such term is defined in the United States Securities Act of 1933, as amended, and any regulations thereunder, other than the Warrants and the Warrant Shares.

5.2     Authorization.  Such Seller has the full right, power and authority to enter into this Agreement and to transfer the legal and beneficial ownership of the Neptune Shares to the Purchaser. This Agreement is a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting enforcement of creditors' rights, and except as limited by application of legal principles affecting the availability of equitable remedies.

6.     Representations and Warranties of Purchaser. The Purchaser hereby represents and warrants to the Sellers that the Purchaser has the full right, power and authority to enter into this Agreement. This Agreement is a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting enforcement of creditors' rights, and except as limited by application of legal principles affecting the availability of equitable remedies.

7.     Indemnification

7.1     Indemnification by Sellers. Subject to the limitations set forth herein, each of the Sellers covenants and agrees that it shall indemnify, defend, protect and hold harmless the Purchaser from and after the date of this Agreement from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) incurred by the Purchaser as a result of or arising from (i) any breach of the representations and warranties of such Seller set forth herein, and (ii) any breach or nonfulfillment of any covenant or agreement on the part of such Seller under this Agreement.

7.2     Indemnification by Purchaser. The Purchaser covenants and agrees that it shall indemnify, defend, protect and hold harmless the Sellers from and after the date of this Agreement from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) incurred by the Sellers as a result of or arising from (i) any breach of the representations and warranties of the Purchaser set forth herein, and (ii) any breach or nonfulfillment of any covenant or agreement on the part of the Purchaser under this Agreement.

8.     Miscellaneous.

8.1     Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Sellers and the Purchaser, and their respective successors, heirs and assigns; provided, however, that neither the Sellers nor the Purchaser shall directly or indirectly transfer or assign any of its respective rights hereunder in whole or in part without the prior written consent of the other party, and any such transfer or assignment without said consent shall be void, ab initio. Subject to the immediately preceding sentence, this Agreement is not intended to benefit, and shall not run to the benefit of or be enforceable by, any other person or entity other than the parties hereto and their permitted successors and assigns.

8.2     Counterparts; Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same Agreement. A photocopy or facsimile copy of a signature on any counterpart to this Agreement shall constitute an original for all purposes.

8.3     Recitals, Schedules and Annexes. The recitals, schedules and annexes to this Agreement are incorporated herein and, by this reference, made a part hereof as if fully set forth at length herein.

8.4     Construction. The article, section and subsection headings used herein are inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, the masculine, feminine or neuter gender, and the singular or plural, shall be deemed to include the others whenever and wherever the context so required.

8.5     Entire Agreement.   This Agreement, including the exhibits attached hereto and other documents referred to herein, contains the entire understanding of the parties hereto in respect of its subject matter and supersedes all prior and contemporaneous agreements and understandings, oral and written, between the parties with respect to such subject matter.

8.6     Notices. Any notice or communication required or permitted hereunder shall be given in writing, sent by [i] personal delivery, [ii] recognized overnight delivery service, [iii] telecopy, telegram or telex, or [iv] registered mail, addressed to the parties to the respective addresses set forth on the first page of this Agreement or to such other address or to the attention of such other person as hereafter shall be designated in writing by the applicable party transmitted in accordance herewith. Any such notice or communication shall be deemed to have been given either at the time of personal delivery or, in the case of overnight delivery service or mail, one day following delivery to an overnight express courier service, or on the date set forth on the receipt for registered or certified mail, as applicable, or in the case of telecopy, telegram or telex, upon receipt.

8.7     Separability.  In case any provision of this Agreement not material to the benefits intended to be conferred hereby shall be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

8.8     Further Assurances: Each party to this Agreement covenants and agrees that, from time to time prior to or subsequent to the Closing Date, it shall, at the request and expense of the requesting party, execute and deliver all such documents, including, without limitation, all such additional conveyances, transfers, consents and other assurances and do all such other acts and things as any other party to this Agreement, acting reasonably, may from time to time request be executed or done in order to better evidence or perfect or effectuate the transactions contemplated in this Agreement.

8.9     Attorney's Fees and Costs. In connection with any litigation arising out of this Agreement, the prevailing party shall be entitled to recover all costs incurred, including reasonable attorneys' fees, at trial and all appellate levels.

8.10     Confidentiality. Each party shall use reasonable diligence to keep the terms of the transactions described in this Agreement confidential and shall encourage its advisors and agents to do the same. In the event that the subject transactions are not consummated, each party shall promptly return to the other any materials containing due diligence information, or shall certify in writing that all such information and materials have been destroyed. The provisions of this paragraph shall survive the termination of this Agreement and the Closing.

8.11     Governing Law and Venue. This Agreement is to be construed under and governed by the laws of the State of New York and the venue for the enforcement of this Agreement shall be solely and exclusively in the State of New York.

8.12     Survival of Representations and Warranties. The representations and warranties of the Sellers or the Purchaser shall survive the Closing of this Agreement.

8.13     Currency. All dollar amounts referred to in this Agreement, if any, are stated in United States of America currency, unless otherwise expressly stated.

8.14     Gender and Number. Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include both genders.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above-written.

BOW RIVER CAPITAL FUND, LP

By:
Authorized Signatory Name: Title:

BOW RIVER CAPITAL FUND II, LP

By:
Authorized Signatory Name: Title:

BG CAPITAL GROUP LTD.:

By:
Name: Title:

EXHIBIT A

CLOSING CERTIFICATE

The undersigned, a Manager of Bow River Capital Partners, LLC, the General Partner of [Bow River Capital Fund, LP] ("Seller") hereby certifies pursuant to that certain Share Purchase Agreement dated February 2, 2005 (the "Agreement"), under which Seller is selling its shares of common stock of The Neptune Society Inc. to BG Capital Group Ltd., that all of the Seller's warranties and representations set forth in the Agreement are true, complete and correct as of the date of this Certificate.

BOW RIVER CAPITAL FUND, LP

By: Bow River Capital Partners, LLC

By:
Name:	Bernard Darre
Title: Manager

EXHIBIT B

LETTER OF INSTRUCTION

To:	Interwest Stock Transfer Co.
1981 E. Murray Holladay Rd., Suite 100
P.O. Box 17136
Salt Lake City, UT 84117

Re: The Neptune Society Inc. (the "Company")

The undersigned has sold, on behalf of its registered owner, certain shares of the common stock of the Company (the "Shares"). The following certificates for Shares of the Company's common stock have been delivered with this Letter of Instruction, accompanied by the appropriate stock power with a signature guarantee medallion stamp:

Certificate No.	Name of Registered Owner	No. of Shares

3194	Bow River Capital Fund LP	69,596
3195	Bow River Capital Fund II LP	169,019

Please deliver certificates representing shares of common stock of the Company to the following person in the specified amount:

Name and address of New Registered Owner	No. of Shares	Date of Purchase

BG Capital Group Ltd. c/o 2424 North Federal Highway Suite 101 Boca Raton, FLA 33431	238,615	February 2, 2005

Thank you for your assistance in the matter.

Dated: February 2, 2005	Signature:
Print Name:
Address:

Phone: